Exhibit 99.1

RIOT Platforms REPORTS SECOND QUARTER 2023 FINANCIAL RESULTS, CURRENT OPERATIONAL AND FINANCIAL HIGHLIGHTS

Riot Reports $76.7 Million in Total Revenue, New All-Time Record Hash Rate Capacity of 10.7 EH/s, and Expanded Execution of Power Strategy

CASTLE ROCK, Colo., August 9, 2023 (GLOBE NEWSWIRE) -- Riot Platforms, Inc. (NASDAQ: RIOT) (“Riot” or “the Company”), an industry leader in Bitcoin (“BTC”) mining and data center hosting, reported financial results for the three-month period ended June 30, 2023. The unaudited financial statements and accompanying presentation materials are available on Riot’s website.

“I am excited to announce second quarter 2023 results for Riot, as this quarter showcased ongoing execution of our long-term strategy and included a number of landmark announcements solidifying our future growth path,” said Jason Les, CEO of Riot. “Riot’s core business is Bitcoin mining, and the scale of our vertically integrated operations and financial strength allowed us to execute on our power strategy at unmatched scale this quarter, driving our average cost to mine to $8,389 per Bitcoin in the second quarter, compared to an average Bitcoin price of $28,024.

“As part of the next phase of our growth, Riot signed a long-term purchase agreement with MicroBT to acquire 33,280 next generation miners, with an option to purchase an additional 66,560 miners on the same price and terms. These miners are designed from the ground up for immersion cooling, will be manufactured in the United States, and will add an additional 7.6 EH/s in capacity for Riot by mid-2024. We also announced an agreement with Midas Immersion to purchase 200 megawatts of immersion cooling systems, with an option to purchase an additional 400 megawatts. Midas Immersion is an industry leading designer and manufacturer of immersion cooling systems, and this order will ensure that our Corsicana Facility will represent the largest and most advanced deployment of immersion cooling for Bitcoin mining in the world.

“As Riot continues to execute on our growth plans for the rest of this year and beyond, I remain extremely excited about Riot’s leading role in driving the cross-industry transformation of energy and money through Bitcoin mining.”

Second Quarter 2023 Financial and Operational Highlights

Key financial and operational highlights for the second quarter include:

●	Total revenue of $76.7 million, as compared to $72.9 million for the same three-month period in 2022. The increase was primarily driven by a 27% increase in Bitcoin production as compared to the same three-month period in 2022, offset by lower Bitcoin prices which averaged $28,024 per Bitcoin for the quarter, a decrease of 15% as compared to an average price of $33,083 per Bitcoin for the same three-month period in 2022.
●	Produced 1,775 Bitcoin during the quarter, as compared to 1,395 Bitcoin during the same three-month period in 2022. Higher Bitcoin production was driven by a significant increase in miners deployed year over year.
●	The average cost to mine Bitcoin was $8,389 in the second quarter, as compared to $11,316 per Bitcoin for the same three-month period in 2022.
●	Earned $13.5 million in power curtailment credits during the quarter, as compared to $5.7 million in power curtailment credits earned for the same three-month period in 2022.
●	Mining revenue of $49.7 million for the quarter, as compared to $46.2 million for the same three-month period in 2022, primarily driven by higher Bitcoin production, offset by lower average Bitcoin prices.
●	Data center hosting revenue of $7.7 million for the quarter, as compared to $9.8 million for the same three-month period in 2022, driven by fewer hosting customers and lower Bitcoin values during the 2023 period, partially offset by increased revenue share from hosting customers.
●	Engineering revenue of $19.3 million for the quarter, as compared to $16.9 million for the same three-month period in 2022, primarily driven by increased demand from third-party data center and engineering customers and delivering on backlog of projects.
●	Maintained industry-leading financial position, with $408.4 million in working capital, including $289.2 million in cash on hand and $221.4 million in unencumbered Bitcoin (unaudited, assuming a market price for one Bitcoin on June 30, 2023 of approximately $30,477), all of which were produced by the Company’s self-mining operations, as of June 30, 2023.

Second Quarter 2023 Financial Results

Total revenue for the three-month period ended June 30, 2023 was $76.7 million, and consisted of $49.7 million in Bitcoin Mining revenue, $7.7 million in Data Center Hosting revenue, and $19.3 million in Engineering revenue.

Bitcoin Mining revenue in excess of mining cost of revenues for the quarter was $26.1 million (47.5% of mining revenue), as compared to $28.2 million (39% of mining revenue) for the same three-month period in 2022, a decrease of $2.1 million driven by lower Bitcoin prices during the quarter, and an increase in Bitcoin Mining cost of revenues, relative to the same three-month period in 2022. Bitcoin Mining cost of revenues consist primarily of direct production costs of mining operations, including electricity, labor, and insurance, but excluding depreciation and amortization. The increase in Bitcoin Mining cost of revenues for the quarter was primarily due to the increase in mining capacity at the Rockdale Facility, which required more headcount and direct costs necessary to maintain and support the mining operations, and an increase in the average mining difficulty of 67% in the quarter relative to the same three-month period in 2022.

Data Center Hosting cost in excess of revenues for the quarter was $14.5 million. Data Center Hosting costs consist primarily of direct power costs, with the balance primarily incurred for compensation and rent costs.

Engineering revenue in excess of engineering cost of revenue for the quarter was $1.2 million. Engineering cost of revenue consists primarily of direct materials and labor, as well as indirect manufacturing costs, and the increase in costs was primarily tied to the increase in materials purchased, as well as additional labor required to support increased demand for our custom electric products from data center developers.

Power curtailment credits received, based on ancillary services fees earned from our participation in ERCOT’s demand response programs and our ability under long-term power agreements to sell power back to the ERCOT grid at market-driven spot prices and thereby reduce our operating costs, totaled approximately $13.5 million for the quarter, as compared to $5.7 million during the same three-month period in 2022, and equates to approximately 481 Bitcoin as computed by using average daily closing Bitcoin prices on a monthly basis.

If power credits were directly allocated between Bitcoin Mining cost of revenues and Data Center Hosting cost of revenues based on proportional power consumption, Bitcoin Mining cost of revenues would have decreased by $8.8 million, increasing Bitcoin Mining revenue in excess of cost of revenues to $34.9 million (70.1% of mining revenue) on a non-GAAP basis, while Data Center Hosting cost of revenues would have decreased by $4.7 million, reducing Data Center Hosting cost in excess of revenues to $(9.8) million on a non-GAAP basis.

Selling, general and administrative expenses during the quarter totaled $19.8 million, an increase of $9.1 million relative to the same period in 2022. The increase was primarily due to an increase in compensation expenses as a result of hiring additional employees to support the Company’s ongoing growth, professional fees related to public company compliance, and other general operating costs.

Net loss for the quarter was $(27.7) million, or $(0.17) per share, compared to a net loss of $(353.6) million, or $(2.71) per share for the same period in 2022. The net loss for the quarter included non-cash stock-based compensation of $3.4 million, depreciation and amortization of $66.2 million, and non-cash charges of $5.6 million related to impairment of our Bitcoin.

Non-GAAP Adjusted EBITDA for the quarter was $24.0 million, as compared to Non-GAAP Adjusted EBITDA of $(65.9) million for the same three-month period in 2022.

Hash Rate Growth

Due to the impact of damage incurred to Building G during the severe winter storm in Texas in December 2022, Riot expects to achieve a total self-mining hash rate capacity of 12.5 exahash per second (“EH/s”) in the fourth quarter of 2023, as Building G is brought back online. Replacement dry coolers for repairing Building G have begun shipping and are due to arrive in August. Installation of the replacement dry coolers represents the final step to finishing the repairs and once installed, hash rate is expected to come back online starting in September until it reaches its full capacity of 2.4 EH/s over the coming months.

On June 26, 2023, the Company announced the signing of a long-term purchase agreement with MicroBT Electronics Technology Co., LTD (“MicroBT”) which included an initial order of 7.6 EH/s of next-generation Bitcoin miners for its Corsicana Facility. Upon full deployment of this initial order by mid-2024, Riot’s total self-mining hash rate capacity is expected to reach 20.1 EH/s.

As part of this long-term purchase agreement, Riot also secured an option to purchase up to 66,560 additional M56S++ miners from MicroBT on the same terms as the initial order.  Assuming full exercise of Riot’s additional purchase option, which is solely at our election, the additional 66,560 miners would add approximately 15.3 EH/s of incremental hash capacity to Riot’s self-mining capacity.

ATM Offering

In March 2022, the Company entered an At-the-Market (“ATM”) Offering under which it could offer and sell up to $500.0 million in shares of the Company’s common stock.

During the six months ended June 30, 2023, the Company received net proceeds of approximately $184.7 million ($188.4 million of gross proceeds, net of $3.7 million in commissions and expenses) from the sale of 15,877,000 shares of its common stock at a weighted average fair value of $11.87 per share under its 2022 ATM Offering.

In July 2023, the Company received net proceeds of approximately $6.6 million ($6.7 million of gross proceeds, net of $0.1 million in commissions and expenses) from the sale of 570,645 shares of its common stock at a weighted average fair value of $11.78 per share under its 2022 ATM sales agreement. With the sale and issuance of these shares, all $500.0 million in shares of the Company’s common stock available for sale under its 2022 ATM Offering had been issued.

About Riot Platforms, Inc.

Riot’s (NASDAQ: RIOT) vision is to be the world’s leading Bitcoin-driven infrastructure platform.

Our mission is to positively impact the sectors, networks and communities that we touch. We believe that the combination of an innovative spirit and strong community partnership allows the Company to achieve best-in-class execution and create successful outcomes.

Riot is a Bitcoin mining and digital infrastructure company focused on a vertically integrated strategy. The Company has Bitcoin mining data center operations in central Texas, Bitcoin mining operations in central Texas, and electrical switchgear engineering and fabrication operations in Denver, Colorado.

For more information, visit www.riotplatforms.com.

Safe Harbor

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements rely on the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “will,” “potential,” “hope,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements may include, but are not limited to, statements about the benefits of acquisitions, including financial and operating results, and the Company’s plans, objectives, expectations, and intentions. Among the risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements include, but are not limited to: unaudited estimates of Bitcoin production; our future hash rate growth (EH/s); the anticipated benefits, construction schedule, and costs associated with the Navarro site expansion; our expected schedule of new miner deliveries; our ability to successfully deploy new miners; M.W. capacity under development; we may not be able to realize the anticipated benefits from immersion-cooling; the integration of acquired businesses may not be successful, or such integration may take longer or be more difficult, time-consuming or costly to accomplish than anticipated; failure to otherwise realize anticipated efficiencies and strategic and financial benefits from our acquisitions; and the impact of COVID-19 on us, our customers, or on our suppliers in connection with our estimated timelines. Detailed information regarding the factors identified by the Company’s management which they believe may cause actual results to differ materially from those expressed or implied by such forward-looking statements in this press release may be found in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the risks, uncertainties and other factors discussed under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as amended, and the other filings the Company makes with the SEC, copies of which may be obtained from the SEC’s website, www.sec.gov. All forward-looking statements included in this press release are made only as of the date of this press release, and the Company disclaims any intention or obligation to update or revise any such forward-looking statements to reflect events or circumstances that subsequently occur, or of which the Company hereafter becomes aware, except as required by law. Persons reading this press release are cautioned not to place undue reliance on such forward-looking statements.

For further information, please contact:

Investor Contact:
Phil McPherson
IR@Riot.Inc

303-794-2000 ext. 110

Media Contact:
Alexis Brock
303-794-2000 ext. 118
PR@Riot.Inc

Non-U.S. GAAP Measures of Financial Performance

In addition to financial measures presented under generally accepted accounting principles in the United States of America (“GAAP”), we consistently evaluate our use of and calculation of non-GAAP financial measures such as “Adjusted EBITDA”. EBITDA is computed as net income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is a financial measure defined as EBITDA, adjusted to eliminate the effects of certain non-cash and/or non-recurring items that do not reflect our ongoing strategic business operations, which management believes results in a performance measurement that represents a key indicator of the Company’s core business operations of Bitcoin mining. The adjustments include fair value adjustments such as derivative power contract adjustments, equity securities value changes, and non-cash stock-based compensation expense, in addition to financing and legacy business income and expense items. We exclude impairments and gains or losses on sales or exchanges of Bitcoin from our calculation of Adjusted EBITDA for all periods presented.

We believe Adjusted EBITDA can be an important financial measure because it allows management, investors, and our board of directors to evaluate and compare our operating results, including our return on capital and operating efficiency from period-to-period by making such adjustments.

Adjusted EBITDA is provided in addition to, and should not be considered to be a substitute for, or superior to, net income, the most comparable measure under GAAP for Adjusted EBITDA. Further, Adjusted EBITDA should not be considered as an alternative to revenue growth, net income, diluted earnings per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measures either in isolation or as substitutes for analyzing our results as reported under GAAP.

The following table reconciles Adjusted EBITDA to Net income (loss), the most comparable GAAP financial metric:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net income (loss)	$(27,687)	$(353,559)	$(83,375)	$(316,981)
Interest (income) expense	(4,843)	—	(1,013)	357
Income tax expense (benefit)	112	(6,199)	(4,857)	(5,887)
Depreciation and amortization	66,162	20,562	125,502	34,807
EBITDA	33,744	(339,196)	36,257	(287,704)

Adjustments:
Stock-based compensation expense	3,429	701	1,133	3,743
Acquisition-related costs	—	—	—	78
Change in fair value of derivative asset	(13,109)	(60,931)	(7,331)	(104,614)
Change in fair value of contingent consideration	—	—	—	176
Realized loss on sale of marketable equity securities	—	1,624	—	1,624
Unrealized (gain) loss on marketable equity securities	—	4,837	—	6,448
Gain (loss) on sale/exchange of equipment	30	(8,614)	30	(8,614)
Casualty-related charges (recoveries), net	—	—	1,526	—
Impairment of goodwill	—	335,648	—	335,648
Other (income) expense	(65)	59	(65)	59
License fees	(24)	(24)	(48)	(48)
Adjusted EBITDA	$24,005	$(65,896)	$31,502	$(53,204)

In addition to Adjusted EBITDA, we believe “Bitcoin Mining revenue in excess of cost of revenues, net of power curtailment credits”, “Data Center Hosting revenue in excess of cost of revenues, net of power curtailment credits”, “Cost of revenues – Bitcoin Mining, net of power curtailment credits” and “Cost of revenues – Data Center Hosting, net of power curtailment credits” are additional performance measurements that represent a key indicator of the Company’s core business operations of both Bitcoin mining and Data Center Hosting.

We believe our ability to offer power back to the grid at market-driven spot prices, thereby reducing our operating costs, is integral to our overall strategy, specifically our power management strategy and our commitment to supporting the ERCOT grid. While participation in various grid demand response programs may impact our Bitcoin production, we view this as an important part of our partnership-driven approach with ERCOT and our commitment to being a good corporate citizen in our communities.

We also believe netting the power sales against our costs can be an important financial measure because it allows management, investors, and our board of directors to evaluate and compare our operating results, including our operating efficiencies, from period-to-period by making such adjustments. We have allocated the benefit of the power sales to our Data Center Hosting and Bitcoin Mining segments based on their proportional power consumption during the periods presented.

Bitcoin Mining revenue in excess of cost of revenues, net of power curtailment credits, Data Center Hosting revenue in excess of cost of revenues, net of power curtailment credits, Cost of revenues – Bitcoin Mining, net of power curtailment credits and Cost of revenues – Data Center Hosting, net of power curtailment credits are provided in addition to and should not be considered to be a substitute for, or superior to Revenue – Bitcoin Mining, Revenue – Data Center Hosting, Cost of revenues – Bitcoin Mining or Cost of revenues – Data Center Hosting as presented in our consolidated statements of operations.

The following table presents reconciliations of these measurements to the most comparable U.S. GAAP financial metrics:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Bitcoin Mining
Revenue	$49,742	$46,151	$97,765	$104,096

Cost of revenues	23,647	17,995	45,546	37,089
Power curtailment credits	(8,755)	(2,209)	(10,589)	(2,820)
Cost of revenues, net of power curtailment credits	14,892	15,786	34,957	34,269
Bitcoin mining revenue in excess of cost of revenues, net of power curtailment credits	$34,850	$30,365	$62,808	$69,827
Bitcoin mining revenue in excess of cost of revenues, net of power curtailment credits as a percentage of revenue	70.1%	65.8%	64.2%	67.1%

Data Center Hosting
Revenue	$7,661	$9,834	$16,703	$19,528

Cost of revenues	22,134	$15,184	$47,794	$30,169
Power curtailment credits	(4,715)	(3,497)	(5,956)	(5,438)
Cost of revenues, net of power curtailment credits	17,419	11,687	41,838	24,731
Data Center Hosting revenue in excess of cost of revenues, net of power curtailment credits	$(9,758)	$(1,853)	$(25,135)	$(5,203)
Data Center Hosting revenue in excess of cost of revenues, net of power curtailment credits as a percentage of revenue	(127.4)%	(18.8)%	(150.5)%	(26.6)%

Total power curtailment credits	$(13,470)	$(5,706)	$(16,545)	$(8,258)